                                       Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-1 for Albemarle Corporation (File No. 33-77452) and in the registration statement on Form S-8 for the Savings Plan for the Employees of Albemarle Corporation (File No. 33-75622) of our report dated
February 6, 1998, on our audits of the consolidated financial statements of Albemarle Corporation and Subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included on page 41 of this Annual Report on Form 10-K.


/s/Coopers & Lybrand L.L.P.

Richmond Virginia
March 20, 1998